EXHIBIT 10.07
ADDENDUM

AWARD AGREEMENT

Flex 2010 Deferred Compensation Plan
(Amended and Restated Effective as of June 6, 2025)

Award Agreement

I am pleased to inform you that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long-term incentive bonus (the “Discretionary Award”) under the Flex 2010 Deferred Compensation Plan (Amended and Restated effective as of June 6, 2025) (the “Plan”) in return for services to be rendered in the future as an employee of the Company (or an Affiliate). Unless the context indicates otherwise, capitalized terms used in this Award Agreement have the meanings given to them Plan.

Your Discretionary Award, in the amount set forth in the Long-Term Cash Incentives (Deferred Compensation) section of your attached FY26 Total Compensation letter, will be credited to your Award Account under the Plan effective on July 1, 2025, and the Vesting Date of the Discretionary Award will be July 1, 2029 (the fourth anniversary of such crediting date).

The Discretionary Award is subject to all of the terms and conditions of the Plan and this Award Agreement, including, but not limited to, the vesting and payment terms of the Plan and the Non-Disclosure, Non-Solicitation, and Non-Compete covenants (collectively, the “Restrictive Covenants”) set forth in this Award Agreement. To the extent that the Discretionary Award becomes vested, the portion of your Award Account attributable to the Discretionary Award will be payable in accordance with the terms and conditions of the Plan, as applicable to Discretionary Awards and Award Accounts thereunder.

Account Balance Reachable by Company Creditors

You understand and acknowledge that your Award Account will be reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that, except as provided in the Plan, you are not entitled to accelerate distributions from the Plan.

Restrictive Covenants

In consideration of the grant of the Discretionary Award, you agree to the Restrictive Covenants set forth below.

Non-Disclosure of Confidential Information

You acknowledge that the Company’s business and services are highly specialized, the identity and particular needs of the Company’s customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company’s customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. You further acknowledge that the services you rendered to the Company have been or will be of a special and unusual character which have a unique value to the Company and that you have or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot be adequately compensated by damages in an action at law.

You agree to not use, disclose, upload, download, copy, transfer, or delete any Confidential Information, including trade secrets, except as required in the performance of your duties to the Company. “Confidential Information” means information that the Company has obtained in connection with its present or planned business, including information you developed in the performance of your duties for the Company, the disclosure of which could result in a competitive or other disadvantage to the Company. “Confidential Information” includes, but is not limited to, all information of Company to which you have or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to Company’s business and/or the business of any of its affiliates, knowledge of the Company’s customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which Company and/or any of its affiliates have access and to which you have or will have access. You will not, directly or indirectly, copy, take, disclose, or remove from the Company’s premises, any of the Company’s books, records, customer lists, or any Confidential Information. You acknowledge and understand that, pursuant to the Defend Trade Secrets Act of 2016: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the individual’s attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, nothing in this Agreement is intended to restrict or prohibit you from communicating with, providing testimony before, providing confidential information to, reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures that are protected under the whistleblower protections of applicable state or federal law or regulations. As used in this Section, “Company” includes any Affiliate.

Employee Non-Solicitation

The employee non-solicitation provisions contained in paragraph (1) of this Section apply to you, and the provisions contained in paragraph (2) of this Section apply to you unless you are a California employee. As used in this Section, “Company” includes any Affiliate.

(1) During the term of your employment with the Company, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) induce or attempt to induce any such employee to breach their obligations to the Company.
(2) For a period of twelve (12) months following the date of your separation from employment with the Company for any reason, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, (a) solicit, interfere with, or endeavor to cause any employee of the Company to leave employment with the Company; or (b) refer any employee of the Company to anyone outside of the Company for the purpose of that employee seeking, obtaining, or entering into an employment relationship and/or agreement to provide services; or (c) induce or attempt to induce any such employee to breach their obligations to the Company.

Customer Non-Solicitation

The customer non-solicitation provisions contained in paragraph (1) of this Section apply to you, and the provisions of paragraph (2) of this Section apply to you unless you are a California employee. As used in this Section, “Company” includes any Affiliate.

(1)During the term of your employment with the Company, you will not solicit, induce, or attempt to induce any past or current customer of the Company (a) to cease doing business, in whole or in part, with the Company; or (b) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company.

(2)    For a period of twelve (12) months following the date of your separation from employment with the Company for any reason, you will not, either on your own account or for any person, firm, partnership, corporation, or other entity, either directly or through others, solicit, induce, or attempt to induce any past or current Customer (defined below) of the Company (a) to terminate, reduce, or negatively alter his/her/its relationship with the Company or (b) to do business with a Competing Company (defined below).

The geographic scope of the covenants described in this Section shall include any city, county, or state of the United States and any such other city, territory, country, or jurisdiction in which you have worked and/or performed services for the Company. For purposes of this Section, “Customer” means any person, company or entity that: (a) was a customer of the Company during the last two (2) years of your employment and/or at the time of the termination of your employment; or (b) was engaged in active negotiations with the Company relating to the purchase of services or products from the Company at any time during the two (2) years immediately prior to the termination of your employment. A “Customer” shall not include any customer that you did not solicit, service, or have business-related dealings with or receive Confidential Information about in the last two (2) years of your employment with the Company.

Non-Compete

The non-compete provision contained in this Section applies to you unless you are a California employee. As used in this Section, “Company” includes any Affiliate.

For a period of twelve (12) months following the date on which your employment with the Company terminates for any reason, regardless of whether the termination is initiated by you or the Company, you agree that you will not: (A) provide services that are the same or similar in function or purpose to that which you performed for the Company to a Competing Company within the Restricted Area (defined below); (B) own (other than the ownership of five percent (5%) or less of the shares of a publicly traded company) or operate a business that is a competitor of the Company; or (C) provide services that are otherwise likely to result in the use or disclosure of the Company’s Confidential Information.

A “Competing Company” is a person or entity engaged in the provision of a product or service which competes with the products and services offered by the Company, as to which you (a) had business-related involvement or (b) received Confidential Information about during the last two (2) years of your employment with the Company.

The “Restricted Area” means the Company’s area of legitimate competitive concern based on your responsibilities to Flex and knowledge of the Company’s Confidential Information and goodwill with customers, clients, business partners, dealers, and agents as it exists in view of all relevant facts and circumstances. If you are or were an employee with defined geographic responsibilities, the Restricted Area shall include all geographies over which you had assigned responsibilities during the last two (2) years of your employment with the Company.

Additional Post-Employment Restrictive Covenant Terms

(a)Consideration. You acknowledge that you would not have received the benefits and consideration provided under this Agreement but for your agreement to abide by the terms of the Restrictive Covenants and that your agreement to the Restrictive Covenants is a material component of the consideration for this Agreement. You understand that you have the right to consult with an attorney regarding the terms of this Agreement before signing it, and that you have had at least 14 days to review this Agreement.

(b)Subsequent Employment. You agree that, while employed by the Company or an Affiliate and for twelve (12) months thereafter, you will communicate the terms of the Restrictive Covenants to any person, firm, association, partnership, corporation, or other entity that you intend to become employed by, associated with or represent, or contract for, prior to accepting and engaging in such employment, contract, association and/or representation.

(c)Tolling. You agree that the applicable Restricted Period shall be tolled and suspended during and for the pendency of any violation of the Restrictive Covenants’ terms and for the pendency of any legal proceedings to enforce these terms, and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.

(d) Reasonable and Necessary. You agree that the Restrictive Covenants set forth above are reasonable and necessary for the protection of the Company’s and its Affiliates’ legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its Affiliates, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.

(e) Judicial Modification. If any restriction set forth in the above Sections titled “Employee Non-Solicitation,” “Customer Non-Solicitation” or “Non-Compete” is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f) Non-U.S. Country-Specific Provisions. The restrictions contained in the above Sections titled “Customer Non-Solicitation” and “Non-Compete” do not apply to you if you work and reside in a country that mandates, as a non-waivable condition, continued pay during the Restricted Period, unless the Company advises you that it will tender such pay, which shall be in the minimum amount required by applicable law.

Other Agreements

The Discretionary Award is in addition to any rights that you have under any other agreement with the Company or an Affiliate. The Discretionary Award will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company or an Affiliate for the benefit of its employees. This Award Agreement is subject in its entirety to the terms of the Plan.

The Discretionary Award does not give you any right to be retained by the Company (or an Affiliate), and does not affect the right of the Company (or an Affiliate) to dismiss you. All benefits under the Plan are subject to the right of the Company or an Affiliate to withhold any taxes required by applicable law.

In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of the above Sections titled “Non-Disclosure of Confidential Information,” Employee Non-Solicitation”, “Customer Non-Solicitation” or “Non-Compete” of this Agreement. You further agree that, in the event of a breach of any such Sections, (a) the Company shall be entitled to all of its remedies at law or in equity, including but not limited to monetary damages; (b) the Company shall be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you directly or indirectly realized or may realize as a result of or in connection with any breach of the Restrictive Covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or equity. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies.

By participating in the Plan, you represent that you have had adequate opportunity to review and ask any questions about the Plan. You may request a copy of the Plan via email to benefits@flex.com. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.

If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This Agreement shall be governed and by and construed in accordance with the internal laws of the State of Texas without regard to its conflict of law principles.